EXHIBIT 99.1

Oxford Reports Third Quarter Fiscal 2015 Results

--Continued Strength at Lilly Pulitzer--

--Gross Margin Expansion in All Operating Groups--

ATLANTA, Dec. 8, 2015 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2015 third quarter, which ended October 31, 2015. Consolidated net sales were $198.6 million compared to $201.2 million in the third quarter of fiscal 2014. The adjusted net loss from continuing operations was $0.08 per diluted share in the third quarter of fiscal 2015 compared to adjusted net earnings of $0.12 per diluted share in the same period of the prior year. On a GAAP basis, the net loss from continuing operations was $0.08 per diluted share in the third quarter of fiscal 2015 compared to net earnings of $0.11 per diluted share in the same period of the prior year. The Company's third quarter is typically its smallest sales quarter due to the seasonality of its two brands, Tommy Bahama and Lilly Pulitzer. This, along with the meaningful fixed expense structure of the business, results in lower operating results in the third quarter compared to other quarters.

For the first nine months of fiscal 2015, consolidated net sales increased 6% to $709.7 million compared to $671.3 million in the first nine months of fiscal 2014. Adjusted earnings from continuing operations increased 7% to $2.55 per diluted share compared to $2.39 in the first nine months of fiscal 2014. On a GAAP basis, earnings from continuing operations in the first nine months of fiscal 2015 were $2.48 per diluted share compared to $2.32 in the same period of the prior year.

Thomas C. Chubb III, Chairman and Chief Executive Officer, commented, "In the context of the difficult environment, as well as the seasonality of our brands, we are generally pleased with our third quarter results. Our bottom line came in at the top end of our guidance range, we finished the quarter with inventories in excellent shape, and once again, Lilly Pulitzer delivered an outstanding performance."

"The strength of our brands is evident in the results they are posting so far for the fourth quarter. Both Tommy Bahama and Lilly Pulitzer comped up in November and have continued posting positive comps into December. While we are pleased with these results, we still have a long way to go and are cognizant of the market conditions facing all retailers this holiday season, with decreased mall traffic and a highly promotional environment.  Because of this, we have moderated our guidance for the full year."

"We have worked hard to differentiate ourselves with two of the most distinctive brands in the marketplace, both of which connect with their consumers extremely well. Tommy Bahama and Lilly Pulitzer are premium brands that build long-term relationships with their consumers based on the strength of their brand message and product. These brands are well positioned with a good balance of bricks and mortar retail locations, robust e-commerce sites and select wholesale distribution.  Our superior brand positioning coupled with strong teams running the businesses, gives us confidence in our ability to deliver future growth and compelling shareholder value."

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all earnings per share amounts are on a diluted basis. For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Third Quarter Fiscal 2015 Consolidated Operating Results

Net Sales   Consolidated net sales were $198.6 million compared to $201.2 million in the third quarter of fiscal 2014. Lilly Pulitzer's sales increased 22%, or $8.0 million, with growth in all channels of distribution, including a 27% comparable store sales increase.  This was offset by a $9.7 million sales decrease at Lanier Clothes, as the third quarter of 2014 included significant shipments to a warehouse club customer. Tommy Bahama sales declined 1% in the third quarter of fiscal 2015, with a decrease in off-price wholesale sales and a 5% comparable store sales decrease, offset by sales from additional retail stores.

Gross Margin and Gross Profit   Adjusted gross margin expanded by approximately 270 basis points to 54.1% with improvements in all operating groups. Adjusted gross profit for the third quarter of fiscal 2015 increased to $107.5 million from $103.4 million in the third quarter of fiscal 2014. On a GAAP basis, gross margin in the third quarter of fiscal 2015 was 54.3% compared to 51.6% in the prior year period. Gross profit in the third quarter of fiscal 2015 was $107.9 million compared to $103.9 million in the prior year period.

SG&A   In the third quarter of fiscal 2015, SG&A, as adjusted, was $112.3 million, or 56.5% of net sales, compared to $102.4 million, or 50.9% of net sales, in the third quarter of fiscal 2014. The increase in SG&A was primarily due to incremental costs associated with operating additional retail stores, increased occupancy costs associated with Tommy Bahama's move to new office space and pre-opening expenses associated with Tommy Bahama's Waikiki retail-restaurant location. On a GAAP basis, SG&A was $112.7 million, or 56.7% of net sales, compared to $102.9 million, or 51.1% of net sales in the third quarter of fiscal 2014.

Royalties and Other Income   Royalties and other income increased modestly to $3.6 million from $3.5 million in the third quarter of fiscal 2014.

Operating Income/Loss   For the third quarter of fiscal 2015, the adjusted operating loss was $1.2 million compared to adjusted operating income of $4.5 million in the third quarter of fiscal 2014. On a GAAP basis, the operating loss was $1.2 million compared to operating income of $4.4 million in the third quarter of fiscal 2014.

Interest Expense   For the third quarter of fiscal 2015, interest expense decreased to $0.4 million from $0.7 million in the third quarter of fiscal 2014.

Income Taxes   For the third quarter of fiscal 2015, the Company recognized a tax benefit of 13.9% against a pretax loss.  For the third quarter of fiscal 2014, the Company incurred a 51.6% tax expense against a pretax profit.  The tax rates for both periods were unfavorably impacted by foreign losses incurred during the period. The effective tax rate for fiscal 2015 is expected to be approximately 38%.

Discontinued Operations   As announced on July 20, 2015, the Company completed the sale of its Ben Sherman business for £40.8 million, or $63.7 million, and Ben Sherman is reflected as discontinued operations for all periods presented. For the third quarter of fiscal 2015, the Company reported a net loss from discontinued operations of $0.05 per share compared to $0.11 per share in the prior year period.

Balance Sheet and Liquidity

Inventory increased 2% to $120.6 million at October 31, 2015 from $118.1 million at the end of the third quarter of fiscal 2014. The Company believes inventory levels are appropriate to support anticipated sales in the fourth quarter of fiscal 2015.

As of October 31, 2015, the Company had $68.7 million of borrowings outstanding under its revolving credit agreement compared to $143.5 million in the prior year. The year-over-year decrease in borrowings outstanding was primarily due to the repayment of indebtedness using the proceeds received from the sale of the Ben Sherman business and strong cash flow from operations. The Company had $161.6 million of unused availability under its revolving credit agreement as of October 31, 2015.

The Company's capital expenditures for fiscal 2015, including $63.2 million incurred during the first nine months, are expected to approach $75 million. This includes investments associated with the new leased space for Tommy Bahama's Seattle office, Tommy Bahama's Waikiki retail-restaurant location, and additional distribution space for Lilly Pulitzer, as well as new retail stores, information technology initiatives and store remodeling. Of the $75 million of capital expenditures, approximately $13 million is expected to be funded by landlords through tenant improvement allowances.

Fiscal 2015 Outlook

The Company revised its prior guidance for fiscal 2015, ending January 30, 2016. It now expects adjusted earnings per share in a range of $3.53 to $3.63 on net sales in a range of $970 million to $985 million. On a GAAP basis, the Company now expects earnings per share in a range of $3.44 to $3.54. This compares with fiscal 2014 adjusted earnings per share of $3.46 and $3.27 per share on a GAAP basis on net sales of $920.3 million. The effective tax rate for fiscal 2015 is expected to be approximately 38%.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.25 per share payable on January 29, 2016 to shareholders of record as of the close of business on January 15, 2016. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company's website at www.oxfordinc.com. A replay of the call will be available through December 22, 2015 by dialing (858) 384-5517 access code 4221020.

About Oxford

Oxford Industries, Inc. is an apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's owned brands include Tommy Bahama®, Lilly Pulitzer®, Oxford Golf®, and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company has granted licenses to select third parties to produce and sell certain product categories under its Tommy Bahama and Lilly Pulitzer brands. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, and Dockers® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, warehouse clubs, and Internet retailers. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Non-GAAP Financial Information

The Company reports its condensed consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that presentation and discussion of certain financial measures on an adjusted basis, which excludes certain non-operating or discrete charges or items, may provide a more meaningful basis on which investors may compare the Company's ongoing results of operations between periods. Reconciliations of certain GAAP to adjusted measures are presented in tables included in this release. These reconciliations present adjusted operating results information for certain historical and future periods. The Company uses adjusted financial measures to discuss its business with investment institutions, its board of directors and others.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, competitive conditions, timing of shipments requested by our wholesale customers, expected pricing levels, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets, and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 31, 2015 under the heading "Risk Factors" as updated by Part II, Item IA. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended August 1, 2015 and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	October 31, 2015	November 1, 2014
ASSETS
Current Assets
Cash and cash equivalents	$ 6,558	$ 6,275
Receivables, net	60,344	70,269
Inventories, net	120,559	118,105
Prepaid expenses, net	26,570	25,278
Deferred tax assets	26,406	21,767
Assets related to discontinued operations, net	—	40,886
Total Current Assets	$ 240,437	$ 282,580
Property and equipment, net	183,482	143,480
Intangible assets, net	144,491	147,478
Goodwill	17,238	17,401
Other non-current assets, net	22,400	22,558
Assets related to discontinued operations, net	—	32,197
Total Assets	$ 608,048	$ 645,694

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 63,855	$ 59,620
Accrued compensation	28,820	22,881
Income tax payable	—	440
Other accrued expenses and liabilities	24,049	22,421
Contingent consideration	—	12,431
Liabilities related to discontinued operations	6,208	14,436
Total Current Liabilities	$ 122,932	$ 132,229
Long-term debt	68,744	143,516
Other non-current liabilities	66,936	54,138
Non-current deferred income taxes	29,507	28,800
Liabilities related to discontinued operations	—	6,142
Commitments and contingencies
Shareholders' Equity
Common stock, $1.00 par value per share	16,582	16,473
Additional paid-in capital	123,698	117,622
Retained earnings	185,850	172,907
Accumulated other comprehensive loss	(6,201)	(26,133)
Total Shareholders' Equity	$ 319,929	$ 280,869
Total Liabilities and Shareholders' Equity	$ 608,048	$ 645,694

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
			First Nine	First Nine
	Third Quarter	Third Quarter	Months Fiscal	Months Fiscal
	Fiscal 2015	Fiscal 2014	2015	2014
Net sales	$ 198,624	$ 201,178	$ 709,708	$ 671,294
Cost of goods sold	90,735	97,313	296,340	290,786
Gross profit	$ 107,889	$ 103,865	$ 413,368	$ 380,508
SG&A	112,694	102,891	355,337	323,674
Change in fair value of contingent consideration	—	69	—	206
Royalties and other operating income	3,639	3,483	11,032	10,052
Operating (loss) income	$ (1,166)	$ 4,388	$ 69,063	$ 66,680
Interest expense, net	449	730	1,961	2,588
(Loss) earnings from continuing operations before income taxes	$ (1,615)	$ 3,658	$ 67,102	$ 64,092
Income taxes	(225)	1,886	26,119	25,973
Net (loss) earnings from continuing operations	$ (1,390)	$ 1,772	$ 40,983	$ 38,119
Net loss, including loss on sale, of discontinued operations, net of taxes	(754)	(1,846)	(27,892)	(8,155)
Net (loss) earnings	$ (2,144)	$ (74)	$ 13,091	$ 29,964

Net (loss) earnings from continuing operations per share:
Basic	$ (0.08)	$ 0.11	$ 2.49	$ 2.32
Diluted	$ (0.08)	$ 0.11	$ 2.48	$ 2.32
Net loss, including loss on sale, of discontinued operations, net of taxes, per share:
Basic	$ (0.05)	$ (0.11)	$ (1.70)	$ (0.50)
Diluted	$ (0.05)	$ (0.11)	$ (1.69)	$ (0.50)
Net (loss) earnings per share:
Basic	$ (0.13)	$ —	$ 0.80	$ 1.82
Diluted	$ (0.13)	$ —	$ 0.79	$ 1.82
Weighted average shares outstanding:
Basic	16,457	16,435	16,451	16,426
Diluted	16,457	16,435	16,544	16,461
Dividends declared per share	$ 0.25	$ 0.21	$ 0.75	$ 0.63

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Nine
	Months Fiscal	First Nine Months
	2015	Fiscal 2014
Cash Flows From Operating Activities:
Net earnings	$ 13,091	$ 29,964
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	25,438	25,881
Amortization of intangible assets	1,490	1,883
Change in fair value of contingent consideration	—	206
Amortization of deferred financing costs	289	288
Loss on sale of discontinued operations	20,437	—
Equity compensation expense	3,758	2,848
Deferred income taxes	(767)	(630)
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	11,006	(5,377)
Inventories, net	808	(2,920)
Prepaid expenses, net	(6,888)	(5,624)
Current liabilities	(11,071)	(10,084)
Other non-current assets, net	593	195
Other non-current liabilities	10,428	4,051
Net cash provided by operating activities	$ 68,612	$ 40,681
Cash Flows From Investing Activities:
Purchases of property and equipment	(63,217)	(36,549)
Proceeds from sale of discontinued operations	59,336	—
Investment in unconsolidated entity	(1,100)	—
Net cash used in investing activities	$ (4,981)	$ (36,549)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(272,953)	(244,242)
Proceeds from revolving credit arrangements	234,051	250,338
Payment of contingent consideration	(12,500)	(2,500)
Proceeds from issuance of common stock, including excess tax benefits	991	812
Dividends paid	(12,474)	(10,399)
Net cash used in financing activities	$ (62,885)	$ (5,991)
Net change in cash and cash equivalents	$ 746	$ (1,859)
Effect of foreign currency translation on cash and cash equivalents	531	(349)
Cash and cash equivalents at the beginning of year	5,281	8,483
Cash and cash equivalents at the end of the period	$ 6,558	$ 6,275
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$ 1,858	$ 2,537
Cash paid for income taxes	$ 32,141	$ 37,658

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Third	Third		First Nine	First Nine
	Quarter	Quarter		Months	Months
AS REPORTED	Fiscal 2015	Fiscal 2014	% Change	Fiscal 2015	Fiscal 2014	% Change
Tommy Bahama
Net sales	$124.1	$125.4	(1.0)%	$462.6	$441.5	4.8%
Gross profit	$72.6	$72.8	(0.3)%	$278.3	$267.0	4.2%
Gross margin	58.5%	58.0%		60.2%	60.5%
Operating (loss) income	$(6.3)	$0.4	(1,781.6)%	$34.6	$42.0	(17.5)%
Operating margin	(5.1)%	0.3%		7.5%	9.5%
Lilly Pulitzer
Net sales	$44.1	$36.0	22.2%	$167.7	$133.0	26.1%
Gross profit	$25.9	$20.9	24.4%	$110.1	$85.2	29.3%
Gross margin	58.9%	57.8%		65.6%	64.0%
Operating income	$5.1	$4.1	23.7%	$42.4	$30.1	40.7%
Operating margin	11.6%	11.5%		25.3%	22.6%
Lanier Clothes
Net sales	$26.2	$35.9	(27.1)%	$70.6	$86.0	(17.8)%
Gross profit	$7.5	$8.6	(12.5)%	$20.8	$23.0	(9.6)%
Gross margin	28.7%	23.9%		29.4%	26.7%
Operating income	$3.0	$3.4	(11.0)%	$6.7	$7.7	(13.4)%
Operating margin	11.6%	9.5%		9.4%	8.9%
Corporate and Other
Net sales	$4.3	$3.9	11.8%	$8.8	$10.8	(19.1)%
Gross profit	$1.9	$1.7	13.5%	$4.3	$5.4	(20.7)%
Operating loss	$(3.0)	$(3.5)	14.3%	$(14.6)	$(13.1)	(11.3)%
Consolidated
Net sales	$198.6	$201.2	(1.3)%	$709.7	$671.3	5.7%
Gross profit	$107.9	$103.9	3.9%	$413.4	$380.5	8.6%
Gross margin	54.3%	51.6%		58.2%	56.7%
SG&A	$112.7	$102.9	9.5%	$355.3	$323.7	9.8%
SG&A as % of net sales	56.7%	51.1%		50.1%	48.2%
Operating (loss) income	$(1.2)	$4.4	(126.6)%	$69.1	$66.7	3.6%
Operating margin	(0.6)%	2.2%		9.7%	9.9%
(Loss) earnings from continuing operations before income taxes	$(1.6)	$3.7	(144.1)%	$67.1	$64.1	4.7%
Net (loss) earnings from continuing operations	$(1.4)	$1.8	(178.4)%	$41.0	$38.1	7.5%
Net (loss) earnings from continuing operations per diluted share	$(0.08)	$0.11	(172.7)%	$2.48	$2.32	6.9%
Weighted average shares outstanding - diluted	16.5	16.4	0.1%	16.5	16.5	0.5%
ADJUSTMENTS
LIFO accounting adjustments(1)	$(0.4)	$(0.4)		$0.0	$(0.5)
Amortization of Canadian intangible assets(2)	$0.4	$0.4		$1.2	$1.3
Change in fair value of contingent consideration(3)	$0.0	$0.1		$0.0	$0.2
Impact of income taxes on adjustments above(4)	$0.2	$0.1		$0.0	$0.1
Adjustment to net (loss) earnings from continuing operations(5)	$0.1	$0.2		$1.1	$1.2

	Third	Third		First Nine	First Nine
	Quarter	Quarter		Months	Months
	Fiscal 2015	Fiscal 2014	% Change	Fiscal 2015	Fiscal 2014	% Change
AS ADJUSTED
Tommy Bahama
Net sales	$124.1	$125.4	(1.0)%	$462.6	$441.5	4.8%
Gross profit	$72.6	$72.8	(0.3)%	$278.3	$267.0	4.2%
Gross margin	58.5%	58.0%		60.2%	60.5%
Operating (loss) income	$(5.9)	$0.8	(822.3)%	$35.8	$43.3	(17.4)%
Operating margin	(4.8)%	0.7%		7.7%	9.8%
Lilly Pulitzer
Net sales	$44.1	$36.0	22.2%	$167.7	$133.0	26.1%
Gross profit	$25.9	$20.9	24.4%	$110.1	$85.2	29.3%
Gross margin	58.9%	57.8%		65.6%	64.0%
Operating income	$5.1	$4.2	21.6%	$42.4	$30.3	39.8%
Operating margin	11.6%	11.7%		25.3%	22.8%
Lanier Clothes
Net sales	$26.2	$35.9	(27.1)%	$70.6	$86.0	(17.8)%
Gross profit	$7.5	$8.6	(12.5)%	$20.8	$23.0	(9.6)%
Gross margin	28.7%	23.9%		29.4%	26.7%
Operating income	$3.0	$3.4	(11.0)%	$6.7	$7.7	(13.4)%
Operating margin	11.6%	9.5%		9.4%	8.9%
Corporate and Other
Net sales	$4.3	$3.9	11.8%	$8.8	$10.8	(19.1)%
Gross profit	$1.5	$1.2	19.1%	$4.2	$4.9	(13.7)%
Operating loss	$(3.4)	$(4.0)	13.1%	$(14.6)	$(13.6)	(7.6)%
Consolidated
Net sales	$198.6	$201.2	(1.3)%	$709.7	$671.3	5.7%
Gross profit	$107.5	$103.4	3.9%	$413.3	$380.0	8.8%
Gross margin	54.1%	51.4%		58.2%	56.6%
SG&A	$112.3	$102.4	9.6%	$354.2	$322.3	9.9%
SG&A as % of net sales	56.5%	50.9%		49.9%	48.0%
Operating (loss) income	$(1.2)	$4.5	(127.0)%	$70.2	$67.8	3.6%
Operating margin	(0.6)%	2.2%		9.9%	10.1%
(Loss) earnings from continuing operations before income taxes	$(1.7)	$3.7	(144.2)%	$68.2	$65.2	4.7%
Net (loss) earnings from continuing operations	$(1.3)	$2.0	(163.7)%	$42.1	$39.3	7.2%
Net (loss) earnings from continuing operations per diluted share	$(0.08)	$0.12	(166.7)%	$2.55	$2.39	6.7%

				First Nine	First Nine
	Third Quarter	Third Quarter	Third Quarter	Months Fiscal	Months Fiscal
	Fiscal 2015	Fiscal 2015	Fiscal 2014	2015	2014
	Actual	Guidance(6)	Actual	Actual	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$(0.08)	$(0.07) - $(0.17)	$0.11	$2.48	$2.32
LIFO accounting adjustments(7)	$(0.02)	$0.00	$(0.02)	$0.00	$(0.02)
Amortization of Canadian intangible assets(8)	$0.02	$0.02	$0.03	$0.07	$0.08
Change in fair value of contingent consideration(9)	$0.00	$0.00	$0.00	$0.00	$0.01
As adjusted(5)	$(0.08)	$(0.05) - $(0.15)	$0.12	$2.55	$2.39

	Fourth	Fourth
	Quarter Fiscal	Quarter Fiscal
	2015	2014	Fiscal 2015	Fiscal 2014
	Guidance(10)	Actual	Guidance(10)	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$0.96 - $1.06	$0.95	$3.44 - 3.54	$3.27
LIFO accounting adjustments(7)	$0.00	$0.10	$0.00	$0.08
Amortization of Canadian intangible assets(8)	$0.02	$0.03	$0.09	$0.11
Change in fair value of contingent consideration(9)	$0.00	$0.00	$0.00	$0.01
As adjusted(5)	$0.98 - $1.08	$1.08	$3.53 - 3.63	$3.46

(1) LIFO accounting adjustments reflect the impact on cost of goods sold resulting from LIFO accounting adjustments. LIFO accounting adjustments are included in Corporate and Other.
(2) Amortization of Canadian intangible assets reflects the amortization included in SG&A related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Tommy Bahama Canadian intangible assets are included in Tommy Bahama.
(3) Change in fair value of contingent consideration reflects the impact resulting from the change in the fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Change in fair value of contingent consideration related to the Lilly Pulitzer acquisition is included in Lilly Pulitzer.
(4) Impact of income taxes reflects the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(5) Amounts in columns may not add due to rounding.
(6) Guidance as issued on September 2, 2015.
(7) LIFO accounting adjustments reflect the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(8) Amortization of Canadian intangible assets reflect the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization related to intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(9) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. No additional amounts for change in fair value of contingent consideration related to the Lilly Pulitzer acquisition are expected in future periods.
(10) Guidance as issued on December 8, 2015.

Comparable Store Sales Change

The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Prior period comparable store sales changes are as previously disclosed.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2015	8%	3%	(5)%	—	—
Fiscal 2014	(1)%	4%	2%	8%	4%
Lilly Pulitzer
Fiscal 2015	20%	41%	27%	—	—
Fiscal 2014	34%	19%	7%	9%	19%

Retail Location Count

	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2015
Full-price	101	100	104	107	—
Retail-restaurant	15	15	15	16	—
Outlet	41	41	42	41	—
Total	157	156	161	164	—
Fiscal 2014
Full-price	91	91	94	96	101
Retail-restaurant	14	14	14	14	15
Outlet	36	36	39	40	41
Total	141	141	147	150	157

Lilly Pulitzer
Fiscal 2015
Full-price	28	30	33	34	—
Fiscal 2014
Full-price	23	26	26	28	28

CONTACT: Anne M. Shoemaker
         Oxford Industries, Inc.
         999 Peachtree St., Suite 688
         Atlanta, Georgia 30309
         Telephone: (404) 653-1455
         Fax: (404) 653-1545
         Email: InvestorRelations@oxfordinc.com